07-XX
For further information:
John F. Walsh
Vice President, Investor Relations
Southern Union Company
212-659-3208

SOUTHERN UNION REPORTS STRONG SECOND QUARTER 2007 RESULTS; REAFFIRMS 2007 EARNINGS GUIDANCE
Investor Call & Webcast Scheduled for Today at 2 P.M. ET

HOUSTON, August 9, 2007 – Southern Union Company (NYSE: SUG) today reported second quarter 2007 earnings from continuing operations of $51.0 million ($.39 per diluted share; hereafter referred to as “per share”), compared to $16.3 million ($.10 per share) for the second quarter of 2006.  Operating revenues were $588.0 million for the quarter, compared to $552.4 million in the same period last year.

For the six-month period ended June 30, 2007, the company reported earnings from continuing operations of $129.7 million ($1.00 per share), compared to $89.7 million ($.70 per share) for the same period in 2006.  Operating revenues were $1.4 billion for the six-month period, compared to $1.1 billion in the same period last year.

For the quarter ended June 30, 2007, Southern Union reported earnings before interest and taxes from continuing operations (“EBIT”) of $117.1 million, compared with $87.2 million in the prior year.  For the six-month period ended June 30, 2007, EBIT was $277.9 million, compared to $238.7 million in the prior year.

Second Quarter 2007 Segment Performance

The company’s transportation and storage segment recorded EBIT of $95.5 million for the quarter ended June 30, 2007, compared with $76.0 million for the same period in 2006.  The $19.5 million increase was attributable to improved contributions by Panhandle Energy of $9.2 million and higher equity earnings of $10.3 million principally from the company’s investment in Citrus Corp.  Panhandle Energy posted higher operating revenue of $27.6 million in the current quarter, principally driven by higher transportation and storage revenue of $18.9 million and higher LNG terminalling revenue of $10.2 million.  This increase was partially offset by a $13.3 million increase in operating expenses including $4.4 million of higher LNG power costs, $4.1 million of higher contract storage costs and $3.4 million of increased corporate service charges.

Southern Union Gas Services (“SUGS”), the company’s gathering and processing segment, recorded EBIT of $12.6 million for the second quarter, compared with $17.9 million for the same period in the prior year.  The decrease was largely driven by a $7.5 million increase in flared and unaccounted for gas on the company’s North System, primarily a result of treating capacity constraints due to volume growth and high levels of carbon dioxide and acidic contaminants in the treated natural gas products.  In June, the company completed construction of an 18-mile, $6.1 million high-pressure pipeline connecting its Jal and Keystone plants to alleviate treating capacity limitations.  Additionally, the gathering and processing segment realized higher operating expenses of $2.3 million, higher depreciation expense of $1.1 million and lower commodity driven processing spreads of approximately $.7 million in 2007 compared with 2006.  Favorable variances in the year over year period include approximately $5.5 million of higher margin as a result of higher natural gas prices and $1.1 million of non-hedging derivative income.

The company’s distribution segment contributed EBIT of $6.4 million in the quarter compared with a loss before interest and taxes of $6.4 million in 2006.  The segment’s results benefited from the Missouri Public Service Commission’s April 3, 2007 approval of a $27.2 million increase in annual base revenues, including a change in the company’s residential customer class rate structure to straight-fixed variable, as well as a three percent increase in consumption volumes (excluding Missouri’s residential customers) resulting from colder weather.

For the quarter, interest expense decreased $11.8 million to $51.1 million.  The decrease is due primarily to the retirement in 2006 of the $1.6 billion bridge loan that was used to initially fund the SUGS acquisition on March 1, 2006.  The company retired $1.1 billion of the bridge loan in August 2006 with proceeds from the sales of certain distribution assets.  The remainder of the bridge loan was retired in October 2006 with proceeds from the issuance of $600 million of junior subordinated notes.  Lower average balances on the company’s revolving credit facilities accounted for the remainder of the decrease, partially offset by higher average interest rates and debt balances at Panhandle Energy.

The company’s corporate and other segment reported EBIT of $2.5 million for the second quarter of 2007, an increase of $2.9 million over the prior year.  The increase was due primarily to larger allocation of corporate service charges to the company’s business units in 2007.

Management’s Perspective

Commenting on the quarter, George L. Lindemann, chairman, president and CEO, said, “Our transportation and distribution segments continue to meet or exceed our expectations.  Our gathering and processing segment exhibited noticeable improvement over the first quarter; however, it was still modestly below our expectations.  We believe the recently completed construction of a new pipeline connecting our Jal and Keystone processing plants should alleviate treating capacity limitations on our North System and allow us to reduce our flared and unaccounted for commodity volumes.”

Senior executive vice president Eric D. Herschmann added, “We have made significant progress in evaluating our various MLP alternatives for our gathering and processing assets.  We are pleased with the valuations of recent initial public offerings in the MLP space, as well as the valuations that we have received from interested parties.  We expect any of these alternatives will create significant value for our shareholders.”

2007 Earnings Guidance

Southern Union reaffirms its 2007 net earnings guidance in the range of $1.60 to $1.70 per diluted share.

Form 10-Q

Southern Union will provide additional information about its second quarter 2007 results on Form 10-Q expected to be filed today with the Securities and Exchange Commission.  Once made, this filing may be accessed through the Investors section of the company’s web site at www.sug.com.

Investor Call & Webcast

Southern Union will host a live investor call and webcast today at 2:00 p.m. Eastern time to discuss quarterly results, recent events and outlook.  To access the call, dial 888-680-0879 (international callers dial 617-213-4856) and enter passcode 38334494.  A replay of the call will be available for one week after the event by dialing 888-286-8010 (international callers dial 617-801-6888) and entering passcode 49938841.

Please use the following link to pre-register and view important information about this conference call. Pre-registering is not mandatory but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the call. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register, please click Pre-register (control + click on the link) and enter the registration key PH4YT7V4J or enter the following URL www.theconferencingservice.com/prereg/key.process and use the same registration key.

The investor call is being webcast by CCBN and may be accessed through Southern Union’s web site at www.sug.com or through CCBN’s individual investor center at www.companyboardroom.com.  Institutional investors may access the call via CCBN’s password-protected event management site – StreetEvents – at www.streetevents.com.

About Southern Union Company

Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates one of the nation’s largest natural gas pipeline systems with approximately 20,000 miles of gathering and transportation pipelines and North America’s largest liquefied natural gas import terminal.
Through Panhandle Energy, Southern Union’s interstate pipeline interests operate approximately 15,000 miles of interstate pipelines that transport natural gas from the Anadarko and San Juan basins, the Rockies, the Gulf of Mexico, Mobile Bay and South Texas to major markets in the Southeast, Midwest and Great Lakes region.
Southern Union Gas Services, with approximately 4,800 miles of pipelines, is engaged in the gathering, transmission, treating, processing and redelivery of natural gas and natural gas liquids in Texas and New Mexico.
Through its local distribution companies, Missouri Gas Energy and New England Gas Company, Southern Union also serves more than half a million natural gas end-user customers in Missouri and Massachusetts.
For further information, visit www.sug.com.

Forward-Looking Information

This news release includes forward-looking statements.  Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.  The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Select Financial Information

The following table sets forth unaudited financial information for the company for the three and six months ended June 30, 2007 and 2006.

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
	(In thousands, except per share amounts)

Operating revenues	$588,049	$552,355	$1,368,281	$1,099,521

Operating expenses:
Cost of gas and other energy	324,626	330,297	807,711	636,899
Operating, maintenance and general	115,309	98,357	210,504	177,135
Depreciation and amortization	43,666	38,657	87,130	69,521
Revenue-related taxes	5,675	4,156	22,694	20,373
Taxes, other than on income and revenues	11,373	11,096	23,248	22,954
Total operating expenses	500,649	482,563	1,151,287	926,882
Operating income	87,400	69,792	216,994	172,639

Other income (expenses):
Interest expense	(51,146)	(62,978)	(103,331)	(105,199)
Earnings from unconsolidated investments	26,270	15,833	57,166	27,399
Other, net	3,474	1,550	3,761	38,643
Total other income (expenses), net	(21,402)	(45,595)	(42,404)	(39,157)

Earnings from continuing operations before income taxes	65,998	24,197	174,590	133,482

Federal and state income tax expense	15,023	7,876	44,894	43,742

Earnings from continuing operations	50,975	16,321	129,696	89,740

Discontinued operations:
Earnings (Loss) from discontinued operations before income taxes	-	(4,460)	-	33,549
Federal and state income tax expense (benefit)	-	(1,873)	-	11,607
Earnings (Loss) from discontinued operations	-	(2,587)	-	21,942

Net earnings	50,975	13,734	129,696	111,682

Preferred stock dividends	(4,341)	(4,341)	(8,682)	(8,682)

Net earnings available for common stockholders	$46,634	$9,393	$121,014	$103,000

Earnings available for common stockholders from
continuing operations per share:
Basic	$0.39	$0.11	$1.01	$0.72
Diluted	$0.39	$0.10	$1.00	$0.70

Net earnings available for common stockholders per share:
Basic	$0.39	$0.08	$1.01	$0.92
Diluted	$0.39	$0.08	$1.00	$0.90
Dividends declared on common stock per share	$0.10	$0.10	$0.20	$0.20

Weighted average shares outstanding:
Basic	119,873	111,945	119,832	111,807
Diluted	120,799	114,981	120,546	114,993

Select Financial Information Continued

The following table sets forth select unaudited financial information for the company’s segments and a reconciliation of EBIT to net earnings for the three and six months ended June 30, 2007 and 2006.

	Three Months Ended June 30,		Six Months Ended June 30,
Segment Data	2007	2006	2007	2006
	(In thousands)
Revenues from external customers:
Transportation and Storage	$161,706	$134,109	$330,736	$278,752
Gathering and Processing	305,874	329,094	601,929	432,325
Distribution	119,514	88,292	433,771	386,521
Total segment operating revenues	587,094	551,495	1,366,436	1,097,598
Corporate and other	955	860	1,845	1,923
	$588,049	$552,355	$1,368,281	$1,099,521

Depreciation and amortization:
Transportation and Storage	$21,062	$16,985	$41,771	$34,459
Gathering and Processing	14,549	13,400	29,136	18,952
Distribution	7,395	7,792	15,013	15,375
Total segment depreciation and amortization	43,006	38,177	85,920	68,786
Corporate and other	660	480	1,210	735
	$43,666	$38,657	$87,130	$69,521

Earnings (loss) from unconsolidated investments:
Transportation and Storage	$26,138	$15,823	$56,522	$27,387
Gathering and Processing	158	-	684	-
Corporate and other	(26)	10	(40)	12
	$26,270	$15,833	$57,166	$27,399

Other income (expense), net:
Transportation and Storage	$479	$1,522	$1,067	$3,294
Gathering and Processing	1,851	775	976	1,184
Distribution	(409)	(927)	(804)	(2,135)
Total segment other income (expense), net	1,921	1,370	1,239	2,343
Corporate and other	1,553	180	2,522	36,300
	$3,474	$1,550	$3,761	$38,643

Segment performance:
Transportation and Storage EBIT	$95,559	$76,011	$210,777	$162,812
Gathering and Processing EBIT	12,604	17,917	21,486	25,030
Distribution EBIT	6,444	(6,376)	39,989	23,613
Total segment EBIT	114,607	87,552	272,252	211,455
Corporate and other	2,537	(377)	5,669	27,226
Interest expense	51,146	62,978	103,331	105,199
Federal and state income tax expense	15,023	7,876	44,894	43,742
Earnings from continuing operations	50,975	16,321	129,696	89,740
Earnings (Loss) from discontinued operations before
income taxes	-	(4,460)	-	33,549
Federal and state income tax (benefit) expense	-	(1,873)	-	11,607
Earnings from discontinued operations	-	(2,587)	-	21,942
Net earnings	50,975	13,734	129,696	111,682
Preferred stock dividends	4,341	4,341	8,682	8,682
Net earnings available for common stockholders	$46,634	$9,393	$121,014	$103,000

The company evaluates segment performance based on several factors, of which the primary financial measure is earnings before interest and taxes (EBIT).  EBIT allows management and investors to more effectively evaluate the performance of all of the company’s consolidated subsidiaries and unconsolidated investments.  The company defines EBIT as net earnings (loss) available for common stockholders, adjusted for: (i) items that do not impact earnings (loss) from continuing operations, such as extraordinary items, discontinued operations and the impact of accounting changes; (ii) income taxes; (iii) interest; and (iv) dividends on preferred stock.  EBIT is a non-GAAP financial measure and may not be comparable to measures used by other companies.  Additionally, EBIT should be considered in conjunction with net earnings and other performance measures such as operating income or operating cash flow.

Select Financial Information Continued

The following table sets forth certain select, unaudited financial information for the company as of June 30, 2007 and December 31, 2006 and for the six months ended June 30, 2007 and 2006.

	June 30,	December 31,
	2007	2006
	(In thousands of dollars)
Total assets	$6,883,439	$6,782,790
Long Term Debt	3,012,415	2,689,656
Short term debt and notes payable	226,384	561,011
Preferred stock	230,000	230,000
Common equity	1,923,213	1,820,408
Total capitalization	5,392,012	5,301,075

	Six months ended June 30,
	2007	2006
Cash flow information:	(In thousands of dollars)
Cash flow provided by operating activities	$289,300	$300,100
Changes in working capital	11,100	104,400
Net cash flow provided by operating activities
before changes in working capital	278,200	195,700
Net cash flow used in investing activities	243,249	1,669,700
Net cash flow (used in) provided by financing activities	(51,705)	1,389,900

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